Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Steve Menzies
Senior Vice President and Group President
April 29, 2010

Thank you, Tim, Good morning!

1st quarter operating results of the Rail Group and Leasing Group met our projections as we shipped approximately 500 railcars and we experienced another increase in lease fleet utilization to 98.3%. I am pleased with our operating performance in a highly challenging and uncertain rail marketplace.

However, more significantly, since the latter part of the 1st quarter, we have seen an improvement in demand for certain key railcar types. This improvement in demand is consistent with positive changes in key indicators such as railcar loadings and a reduction in the idle North American railcar fleet. We also see improving operating metrics in our lease fleet, such as higher lease fleet utilization and stabilizing lease rates, as indicators of an improving marketplace.

During the 1st quarter, the industry received orders to build approximately 5,100 new railcars of which TrinityRail received approximately 1,150 railcar orders. TrinityRail’s backlog was approximately 2,980 railcars at the end of the 1st quarter up 28% from 2,320 railcars at the end of 2009. Approximately 61% of our railcar production backlog is for customers of our leasing business. Based upon orders received and current inquiry levels, we have increased our projection for railcar production through the end of the year. We now expect to deliver between 800 and 1000 railcars during the 2nd quarter. We shipped 500 railcars in the 1st quarter.

We added 410 new railcars during the 1st quarter to our lease portfolio bringing our total lease fleet to more than 50,350 railcars, up 6% compared to 47,650 railcars at the end of the 1st quarter 2009. In addition, the TRIP fleet totals approximately 14,710 railcars. Our lease fleet utilization increased to 98.3% from 97.8% at the end of 2009. Lease renewals and lease rates appear to be stabilizing in some markets and even improving in a few others. Our average remaining lease term declined to 3.7 years and the average age of the fleet is 5.5 years.

While we are encouraged by the recent improvement of railcar demand, it is still difficult to determine the timing or sustainability of a broad based recovery in railcar demand. Our customers lack the visibility to adequately plan for the long term and they are, therefore, cautious about making commitments for capital equipment. New railcar orders today are principally to replace older railcars or railcars designed to transport specialized commodities.

As you can see by our response to the current shift in railcar market demand, our operating flexibility has allowed us to quickly increase production to meet customer needs. We will adjust to changes in the marketplace as needed while aggressively pursuing select railcar building and lease investment opportunities that meet our objectives. Our lease fleet continues to perform well and provides a stable cash flow stream throughout these difficult operating circumstances. We expect to continue to grow our lease fleet through all phases of the market cycle.

I’ll now turn it over to Antonio.